Exhibit 5.1

Sarah K. Sellers +1 212 479 6370 SSellers@cooley.com

March 30, 2023

Y-mAbs Therapeutics, Inc.

230 Park Avenue Suite 3350

New York, NY 10169

Re:	Y-mAbs Therapeutics, Inc. – Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Y-mAbs Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to 8,078,887 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, issuable pursuant to the Y-mAbs Therapeutics, Inc.  2018 Equity Incentive Plan (the “Plan”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectus, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the Plan and (d) originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where due execution and delivery are a prerequisite to the effectiveness thereof.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and the related prospectus, will be validly issued, fully paid, and nonassessable (except as to Shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

COOLEY LLP 55 HUDSON YARDS, NEW YORK, NEW YORK 10001-2157

T: (212) 479-6000 F: (212) 479-6275 COOLEY.COM

Y-mAbs Therapeutics, Inc. March 30, 2023 Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

COOLEY LLP

By:	/s/SARAH K. SELLERS
Sarah K. Sellers

COOLEY LLP 55 HUDSON YARDS, NEW YORK, NEW YORK 10001-2157

T: (212) 479-6000 F: (212) 479-6275 COOLEY.COM